Exhibit 10.1

STOCK PURCHASE AGREEMENT

Amendment 2

Amendment 2 to the STOCK PURCHASE AGREEMENT by and among TEO FOODS, INC., a Nevada corporation (“Buyer”), NERYS USA INC., a Nevada corporation, each of the Persons set forth on Schedule A thereto (“Sellers”), and COMERCIAL TARGA, S.A. de C.V., a Mexican corporation (the “Company”).

RECITALS

WHEREAS, Sellers, Buyer and Company desire to amend certain terms of that certain Stock Purchase Agreement between the parties that was effective on July 30, 2018, as amended November 9, 2018.; and

                NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree to amend only Section 2.2 of the Agreement as follows:

2.2           Purchase Price and Payment Terms.  Subject to the terms and conditions hereof, as consideration for the Stock and the agreements contained herein, the purchase price for the Stock shall be an aggregate valuation of Two Million U.S. Dollars (U.S.$2,000,000) (the “Purchase Price”).

On the Closing Date, Buyer shall have completed payment of the Purchase Price in the following manner (the “Payment Terms”):

(a)           Three Hundred Eighty Thousand U.S. Dollars (U.S.$380,000) which shall be paid as One Hundred Sixty Thousand (U.S.$160,000) in cash by wire transfer to such account or accounts designated by Sellers to Buyer in writing and a promissory note from the Buyer in the form identified in Exhibit “A” attached hereto in the amount of Two Hundred Twenty Thousand (U.S.$220,000) to be received by the Closing Date; and

(b)       Five Hundred Fifty-Two Thousand U.S. Dollars (U.S.$552,000) which shall be paid by a promissory note from the Buyer in the form identified in Exhibit “A” attached hereto in the amount of Five Hundred Fifty-Two Thousand U.S. Dollars (U.S.$552,000) which shall be executed and delivered at Closing.

(c)       Five Hundred Sixty-Eight Thousand U.S. Dollars (U.S.$568,000) which shall be paid by the issuance at Closing of Eleven Million Two Hundred Fifty Thousand (11,250,000) Common shares of TEO Foods Inc. Common shares to NERYS USA Inc.

(d)       If and only if, for the year ended December 31, 2019 the Company has a net income that exceeds Three Hundred Thousand U.S. Dollars (U.S.$300,000), gross revenue exceeds Eight Million U.S. Dollars (U.S.$8,000,000) and liabilities do not exceed assets, then the remainder of the purchase price shall be payable and issued to the Sellers as a promissory note from the Buyer in the form identified in Exhibit “A” attached hereto in the amount of Three Hundred Ten Thousand (U.S.$310,000) with a six month maturity date and Three Million Seven Hundred Fifty Thousand (3,750,000) Common shares of TEO Foods Inc. Common shares to NERYS USA Inc.

FURTHER, the parties agree the Closing Date shall be effective as of January 1, 2019.

IN WITNESS WHEREOF, the Parties hereto have executed this amendment to the Agreement on January 31, 2019.

BUYER:
TEO FOODS, INC., a Nevada corporation

By:	/s/ Jeffrey H. Mackay
Jeffrey H. Mackay
President

SELLERS:
NERYS USA Inc., a Nevada Corporation

By:	/s/ John Cathcart
John Cathcart
President

Sandro Piancone, an individual

By:	/s/ Sandro Piancone
Sandro Piancone

THE COMPANY:
COMERCIAL TARGA, S.A. de C.V., a Mexican corporation

By:	/s/ Sandro Piancone
Sandro Piancone
Authorized Signatory